                                                                      EXHIBIT 10

                                                               February 23, 2001


Blum CB Holding Corp.
c/o RCBA Strategic Partners, L.P.
909 Montgomery Street
San Francisco, CA  94133

Attention:  Mr. Claus Moller

Dear Sir:

          We understand that RCBA Strategic Partners, L.P. (the "Sponsor"), and
                                                                 -------
certain other investors (together, the "Investor Group") through a newly formed
                                        --------------
affiliated entity ("Blum CB Holding Corp." or "Holdings") and a newly formed
                    --------------------       --------
subsidiary of Holdings ("Merger Sub") intend to acquire all of the equity
                         ----------
securities of CB Richard Ellis Services, Inc. (the "Company") pursuant to an
                                                    -------
agreement and plan of merger (the "Merger Agreement") by and among Holdings,
                                   ----------------
Merger Sub and the Company. Pursuant to the Merger Agreement, Merger Sub will merge (the "Merger") with and into the Company, with the Company being the
            ------
surviving corporation in the Merger. We further understand that the existing stockholders of the Company will receive aggregate merger consideration of approximately $348.7 million (consisting of cash and/or "rollover" equity). In addition, (i) the Company will repay all amounts outstanding under, and will terminate, its existing credit agreement dated as of May 20, 1998 (the "Existing
                                                                        --------
Credit Agreement"), with Bank of America, N.A. and a syndicate of lenders, (ii)
----------------
the Company will make a tender offer to repurchase (the "Debt Tender Offer")
                                                         -----------------
100% of its outstanding 8-7/8% senior subordinated notes due 2006 (the "Existing
                                                                        --------
Subordinated Notes" and, together with the Existing Credit Agreement, the
------------------
"Existing Debt") and will seek the consent of the holders thereof to amend the
--------------
indenture relating thereto to remove the significant covenants and restrictions contained therein (the "Consent Solicitation"), and (iii) certain long-term debt
                        --------------------
of the Company's subsidiaries in an aggregate amount of approximately $21.2 million related to various financings will remain outstanding. The transactions contemplated by the Merger Agreement, the Debt Tender Offer and the Consent Solicitation are referred to herein as the "Transaction."
                                            -----------

          The financing described herein will be provided for the purpose of paying a portion of the consideration payable in the Transaction. You have advised us that the aggregate purchase price, including the purchase of the equity securities of the Company held by the stockholders other than the Investor Group, the rollover by the Investor Group of existing equity, the refinancing or assumption of the Existing Debt of the Company, the pre-funding of approximately $49.3 million of cash of the Company (to be partially funded using $20.9 million of cash on hand), and fees and expenses will be approximately $752.2 million (the "Transaction Price") and that the Transaction
                                   -----------------
(including such refinancing) will be financed in part with $400.0 million of borrowings under a $500.0 million credit facility (the "Credit Facilities"). We
                                                        -----------------
further understand that in connection with the Merger (a) the Investor Group will contribute an aggregate amount of total equity (in the form of cash or rollover equity) of not less than $235 million (such amount not to include the proceeds of the senior note financing described herein), with not less than $98.8 million of such amount being in the form of new common equity contributed in cash by the Investor Group and certain employees and members of management of the Company to Holdings as common equity, (b) Holdings will contribute the amount of cash common equity so received to Merger Sub as common equity in exchange for the issuance to Holdings of all the common stock of Merger Sub and
(c) Holdings will issue the senior notes described herein and will contribute the proceeds thereof to Merger Sub as cash common equity. The Investor Group will own 100% of the outstanding common stock (the "Common Equity Securities")
                                                    ------------------------
of Holdings (on a fully diluted basis, before giving effect to investment opportunities made available to the Company's management and the common stock discussed below). It is also understood that Holdings will own 100% of the stock of Merger Sub.

          Subject to the terms and conditions set forth herein, DLJ Investment Funding, Inc. on behalf of itself and its investment affiliates (collectively, the "Buyer"), hereby commits to purchase, on the closing date of the Transaction
     -----
(the "Closing Date"), up to $75.0 million of senior notes of Holdings (the
      ------------
"Notes") with common stock representing 3.0% of the shares of Holding's Common
------
Equity Securities (the "Buyer Common Stock" and, together with the Notes, the
                        ------------------
"Securities") on a fully diluted basis after giving effect to management
-----------
options. The terms of the Securities are described in Exhibit A hereto. The purchase by the Buyer of the Securities is hereinafter referred to as the "Buyer
                                                                           -----
Investment".  It is understood that the proceeds from the Buyer Investment will
----------
be used solely to fund a portion of the Transaction. Any shortfall in capital required to consummate the Transaction shall be financed with an additional equity contribution by the Investor Group, and an amount equal to the principal amount of Existing Subordinated Notes that remain outstanding following the Debt Tender Offer and any change of control offer with respect to the Existing Subordinated Notes, if necessary, will reduce the term portion of the Credit Facilities.

          This commitment letter ("Commitment Letter"), and the Buyer's
                                   -----------------
obligations hereunder, are subject to the prior satisfaction (unless waived in writing by the Buyer) of each of the following conditions: (i) the negotiation, execution and delivery of definitive agreements and other documents acceptable to the Buyer and its counsel with respect to the Buyer Investment, including, without limitation, (a) a securities purchase agreement for the purchase by the Buyer of the Securities (the "Buyer Purchase Agreement(s)"), (b) an agreement providing for contractual
      ---------------------------
anti-dilution protection for the Buyer Common Stock, (c) an indenture specifying the terms of the Notes and (d) such other agreements and documents as are necessary or customary in connection with transactions similar to the Buyer Investment; (ii) the consummation (simultaneously with the consummation of the Buyer Investment) by the Investor Group or their affiliates of the purchase of the Common Equity Securities held by stockholders other than the Investor Group for an aggregate purchase price of not less than $235.0 million, of which not less than $98.8 million will be in the form of new common equity contributed in cash by the Investor Group at the closing of the Transaction and certain employees and members of management of the Company to Holdings as common equity (collectively, the "Other Investments"); (iii) the consummation by the Company,
                    -----------------
pursuant to definitive agreements and other documents reasonably acceptable to the Buyer and its counsel, of the funding of the Credit Facilities which, when aggregated with the proceeds of the Buyer Investment, the Other Investments and cash on hand, shall be sufficient to pay the Transaction Price and shall include sufficient unused lines of credit to support the operations of the Company (it being understood that the Credit Facilities as described in the commitment letter with respect thereto, dated the date hereof, shall be deemed to satisfy such obligation regarding sufficient unused lines of credit after giving effect to the Transaction); (iv) there not having occurred any event, change or condition that has had or could reasonably be expected to have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, since December 31, 1999; (v) the Merger shall be consummated simultaneously with the closing of the sale of the Securities to the Buyer in accordance with applicable law and on substantially the terms described herein; (vi) the Merger Agreement and all other related documentation shall be reasonably satisfactory to the Buyer; (vii) the Other Investments shall have been made; (viii) the Buyer shall be reasonably satisfied with the capitalization, structure and equity ownership of Holdings after giving effect to the Transaction; and (ix) Buyer's not having discovered or otherwise become aware of any information not previously disclosed to Buyer or not in the public domain that we believe to be inconsistent in a material and adverse manner with our understanding, based on the information, taken as a whole, provided to us prior to the date hereof, of the business, assets, liabilities, operations or condition (financial and otherwise) of the Company and its subsidiaries, taken as a whole.

          This Commitment Letter may not be assigned by any party hereto without the prior written consent of DLJ Investment Funding, Inc. and/or one or more of its investment affiliates, and any attempted assignment shall be null and void and of no force or effect, except that the Buyer may assign its commitment hereunder to any affiliate of the Buyer. This

Commitment Letter may not be amended, and no provision hereof waived or modified, except by an instrument in writing signed by the Buyer and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. In consideration of delivery of this Commitment Letter, Holdings agrees to the indemnification and other obligations set forth in Schedule I attached hereto, which Schedule is an integral part hereof. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer, and shall not be deemed to confer, any benefits upon, or create any rights in or in favor of, any person other than the parties hereto and the Indemnified Persons (as defined in Schedule I). This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

          As additional consideration for the delivery of this Commitment Letter, Holdings agrees that should it consummate the Transaction or any similar transaction in which the Sponsor or one of its affiliates directly or indirectly acquires all or substantially all of the capital stock or assets of the Company (any such transaction, an "Alternate Transaction") within one year from the date
                           ---------------------
hereof and Buyer has not been given an opportunity to purchase the Securities on terms no less favorable to Buyer than those outlined in the Commitment Letter in connection with the Transaction or the Alternate Transaction, as the case may be, Holdings will issue or cause its affiliate to issue to Buyer on the Closing Date or closing date of the Alternate Transaction common stock (the "Commitment
                                                                     ----------
Fee") representing 1.0% of the Holdings Common Equity Securities (or the
---
appropriate holding company of the Alternate Transaction) on terms no less favorable to Buyer than those described in Exhibit A.

          This Commitment Letter shall be treated as confidential and is being provided to Holdings and the Sponsor solely in connection with the Transaction and may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Buyer. Notwithstanding the foregoing, this Commitment Letter and the attached term sheet (but not Schedule
I) (i) may be shown to the Board of Directors of the Company and their financial advisors; provided that such parties agree to treat this Commitment Letter as
          --------
confidential and (ii) may be filed in any public filing relating to the Merger.

          The obligations of the Buyer under this Commitment Letter shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Buyer Investment contemplated herein upon the execution and delivery thereof. The force, effect and provisions of this Commitment Letter shall automatically terminate on the earliest of: (i) 5:00 p.m., New York City time, on February 28, 2001 if this Commitment Letter has not been entered into by such date; (ii) the termination of any Agreements entered into in ac-cordance with clause (v) of the second paragraph of this Commitment Letter; or
(iii) the failure to consummate the Transaction by July 20, 2001, unless Buyer shall agree to an extension.

          Please indicate your acceptance of the terms hereof by signing in the appropriate space below:

                                 Very truly yours,

                                 DLJ INVESTMENT FUNDING, INC.

                                 By:  ______________________________
                                      Paul Thompson III
                                      Managing Director


Accepted and Agreed to as
of the date first above written:

BLUM CB HOLDING CORP.

By:_____________________________
   Name:
   Title:

                                  SCHEDULE I
                                  ----------

          This Schedule I is a part of and is incorporated into the Commitment Letter dated February 23, 2001 by and between the DLJ Investment Funding, Inc. ("DLJIF") and Blum CB Holding Corp. ("Holdings").
  -----

          Holdings will indemnify and hold harmless DLJIF and its affiliates, and the respective directors, officers, agents and employees of DLJIF and its affiliates (DLJIF and each such entity or person, an "Indemnified Person"), from
                                                      ------------------
and against any actual losses, claims, damages, judgments, liabilities and expenses (collectively "Liabilities"), and will reimburse each Indemnified
                        -----------
Person upon demand for all reasonable fees and expenses (including the reasonable fees and expenses of counsel) (collectively, "Expenses") as they are
                                                         --------
incurred in investigating or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation and whether or not any Indemnified Person is a party (collectively, "Action(s)"), arising out of or in connection with the Commitment Letter to
----------
which this Schedule I is attached (the "Commitment Letter") or the transactions
                                        -----------------
contemplated thereby or any Indemnified Person's actions or inactions in connection with the Commitment Letter or any such transactions; provided that
                                                                --------
Holdings will not be responsible for any Liabilities or Expenses of any Indemnified Person that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted primarily from such Indemnified Person's willful breach of the Commitment Letter or gross negligence or willful misconduct in connection with any of the actions or inactions referred to above.

          Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under this Commitment Letter, such Indemnified Person shall promptly notify Holdings in writing; provided that failure to notify Holdings shall not relieve
                     --------
Holdings from any liability which Holdings may have on account of this indemnity or otherwise, except to the extent Holdings shall have been materially prejudiced by such failure. Holdings will be entitled to participate in the proceedings relating to any Action and, if it so elects, upon prior written notice to such Indemnified Person, to (at Holdings' expense) assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person; provided that any Indemnified Person shall have the right to employ separate
--------
counsel in any such action and assume the defense thereof if: (i) Holdings has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impleaded parties) include such Indemnified Person and Holdings, and such Indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to Holdings; provided
                                                                        --------
that Holdings shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Action in the same jurisdiction, in addition to one local counsel in each relevant jurisdiction. Holdings shall not be liable for any settlement or compromise of any Action effected without its written consent (which consent shall not be unreasonably withheld). In addition, Holdings will not, without prior written consent of DLJIF (which consent shall not be unreasonably withheld), settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Liabilities arising out of such Action.

          Holdings also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Holdings for or in connection with the Commitment Letter or the transactions contemplated thereby or any Indemnified Person's actions or inactions in connection with any such Commitment Letter or transactions except for Liabilities (and related Expenses) of Holdings that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted solely from such Indemnified Person's willful breach of the Commitment Letter or gross negligence or willful misconduct in connection with any of the actions or inactions referred to above.

          The reimbursement, indemnity and contribution obligations of Holdings set forth herein shall apply to any modification of the Commitment Letter to which this Schedule I is attached and shall remain in full force and effect regardless of any termination of DLJIF's obligations under the Commitment Letter.

                                                                       EXHIBIT A
                                                  Senior Notes with Common Stock

Senior Notes With Common Stock

================================================================================

Issuer:                               Holdings.

Purchaser:                            DLJ Investment Funding Inc. ("DLJIF") and
                                      its designated affiliates.

Securities Offered:                   16.0% Senior Notes (the "Notes").

Amount:                               $75.0 million aggregate principal amount.

Maturity Date:                        10 years.

Interest Rate:                        Interest will accrue on the Notes at a
                                      rate of 16.0% per annum and be payable
                                      quarterly in cash in arrears; provided
                                                                    --------
                                      that (i) until the fifth anniversary of
                                      the issuance of the Notes, interest in
                                      excess of 12% per annum may, at the option
                                      of Holdings, be paid in kind and (ii) to
                                      the extent the Company's ability to pay
                                      cash dividends to Holdings is at such time
                                      restricted by the terms of the Company's
                                      senior credit facilities, interest may, at
                                      the option of Holdings, be paid in kind,
                                      i.e. by adding such excess to the
                                      ---
                                      principal amount of Notes.

Ranking: The Notes will be senior to all current and future indebtedness of Holdings.

Optional Redemption:                  The Notes will be redeemable, in whole or
                                      in part, at any time or from time to time upon not less than 30 nor more than 60 days' notice, at the option of Holdings at the following redemption prices (expressed as a percentage of the principal amount thereof) if redeemed during the twelve-month period commencing April 1 of the year set forth below, plus, in each case, accrued and unpaid interest thereon:

                                      Year                            Percentage
                                      ----                            ----------

                                      2001..............................  116.0%
                                      2002..............................  112.8%
                                      2003..............................  109.6%
                                      2004..............................  106.4%
                                      2005..............................  103.2%
                                      2006 and thereafter...............  100.0%

Sinking Fund:                         No mandatory Sinking Fund payment for the
                                      Notes.

Change of Control Put:                In the event of a Change of Control (as
                                      defined), Holdings is obligated to make an offer to purchase all outstanding Notes at a redemption price of 101% on any repurchase date, plus accrued interest.

================================================================================

Conditions Precedent:                 Usual and customary including satisfaction
                                      of conditions set forth in the Commitment
                                      Letter.

Covenants:                            Will include covenants in form and
                                      substance customary for high yield issues, with exceptions and baskets to be agreed upon (subject to carve-outs to be agreed upon related to investments by L.J. Melody and for indebtedness incurred by L.J.
                                      Melody, as well as investments by Holdings and its subsidiaries in real estate funds
                                      (including U.S. and foreign joint
                                      ventures) and the incurrence of non-
                                      recourse debt) including, without
                                      limitation:

                                      Limitation on Restricted Payments
                                      Limitation on Indebtedness and Issuance of Subsidiary Preferred Stock
                                      Limitation on Consolidation or Merger
                                      Limitation on Transactions with
                                      Affiliates
                                      Limitation on Liens
                                      Limitation on Dividend and Other Payment
                                      Restrictions Affecting Subsidiaries
                                      Limitation on Issuance of Shares of
                                      Subsidiaries
                                      Limitation on Disposition of Assets

Registration Rights:                  The holders of the Notes will have one
                                      demand registration right three months
                                      following the first day on which Holdings shall have any outstanding public debt or equity securities (other than any debt or equity outstanding at the closing of the Transaction) but prior to the time when all of the Notes are freely transferable pursuant to the exemption from registration provided by Rule 144 under the Securities Act of 1933, as amended, on terms, conditions and exceptions to be finalized.

Modification of Indenture:            Modifications and changes of the Indenture
                                      for the Notes may be made with the consent of a majority in principal amount of the holders of the Notes then outstanding except that without consent of each holder of Notes affected, no modification or change may change the maturity of the Notes or the optional redemption provisions, the provisions relating to any required offer to purchase (including the related definitions), reduce the principal amount of the Notes or the rate of interest, affect the time for payment or the place or currency of payment of the principal or interest on the Notes or in any other way reduce the percentage of holders necessary to modify the Indenture.

Reports to Holders:                   Holdings will provide holders of the Notes
                                      with such monthly, quarterly and annual
                                      consolidated financial reports as Holdings is required to provide to the Senior
                                      Lenders, if any. At such time as Holdings is no longer required to provide financial reports to the Senior Lenders and is not subject to the annual and quarterly reporting requirements of the Securities
                                      Exchange Act of 1934, as amended, Holdings will provide holders of the Notes with such annual and quarterly consolidated financial reports as it would be required to file with the Securities and Exchange
                                      Commission if it were then subject to such requirements.

Commitment Fee:                       Common Stock representing 1.0% of the
                                      fully diluted ownership of Holdings after giving full effect to all management equity and options and equity and warrants granted to other financing sources (with the exception of the Takedown Fee). The
                                      Commitment Fee shall be earned upon
                                      execution of the Commitment Letter and
                                      issued upon the earlier of the closing of the Transaction and the closing of any similar transaction by the Sponsor or any of its affiliates.

Takedown Fee:                         Common Stock representing 2.0% of the
                                      fully diluted ownership of Holdings after giving full effect to all management equity and options and equity and warrants granted to other financing sources (with the exception of the Commitment Fee). The
                                      Common Stock representing the Takedown Fee shall be issued at closing of the Transaction.

Transaction Fee:                      3.5% of the gross proceeds of the Notes
                                      purchased by DLJIF, payable to DLJIF, in cash, upon such purchase (such transaction fee to be shared by DLJIF and Credit
                                      Suisse First Boston as they may mutually agree).

Board Observer                        The holders of a majority in aggregate
                                      principal amount of the Notes shall be
                                      entitled to designate one non-voting
                                      representative to attend meetings of the board of directors of Holdings.

Other Fees and Expenses:              Out-of-pocket reasonable fees and expenses
                                      of DLJIF in connection with the purchase of the Notes (including reasonable fees and expenses of counsel) will be paid by Holdings upon the earlier of the closing of the Transaction and the closing of any similar transaction by the Sponsor or any of its affiliates.

Common Stock

================================================================================

Issuer:                               Holdings.

Number of Shares:                     Common Stock representing 3.0% (including
                                      the Commitment Fee and the Takedown Fee) of the fully diluted ownership of Holdings after giving full effect to all management equity and options and equity and warrants granted to other financing sources.

Anti-Dilution:                        The Buyer Common Stock will be entitled to
                                      anti-dilution provisions customary for
                                      comparable size issues of warrants,
                                      including, but not limited to, adjustments for sales of equity below fair market value.

Governance:                           A shareholders' agreement containing
                                      satisfactory terms and conditions
                                      including, without limitation, customary provisions relating to transfer restrictions, drag-along rights, tag-along rights and preemptive rights will be signed by the significant shareholders of Holdings (it being understood that a shareholders agreement on terms similar to the draft dated February 1, 2001, with such exceptions as may be mutually agreed, shall be deemed to contain satisfactory terms and conditions).

Board Observer:                       The holders of a majority of the Buyer
                                      Common Stock shall be entitled to
                                      designate one non-voting representative to attend meetings of the board of directors of Holdings.

Registration Rights:                  The Buyer Common Stock will have one
                                      demand registration right following the
                                      expiration of any applicable lock-up
                                      period relating to the initial
                                      underwritten public offering of common
                                      stock by Holdings (other than the offering of common stock to employees of the Company pursuant to the registration statement on Form S-1 filed in connection with the Merger), and unlimited piggyback registration rights with respect to equity registrations by Holdings, all on terms and conditions and exceptions to be finalized.